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                                                                   Exhibit 10.36

                             PYRAMID BREWERIES, INC.

                           DIRECTORS COMPENSATION PLAN

     1. Purpose. The purpose of the Directors Compensation Plan (the "Plan") is to compensate non-employee directors of Pyramid Breweries, Inc. (the "Company") for their service on the Company's Board of Directors.

     2. Annual Compensation. Each non-employee director of the Company shall receive annual compensation of $10,000 (a retainer payable in advance), subject to adjustment pursuant to Section 3(b) below. Such compensation shall be payable to the non-employee directors immediately following each annual meeting of shareholders for services as a director until the next annual meeting of shareholders. At the time of each director's first payment (after appointment date) for annual or quarterly based payments, a pro rata payment will also be will be made for any prior stub period between date of appointment and the first annual/quarterly payment date.

     3. Form of Annual Compensation.

          (a) The annual compensation to the non-employee directors shall be paid in either shares of the Company's common stock or cash, at the choice of each individual Director. The shares of common stock payable to directors on the annual meeting date shall be valued at the last sale price of the Company's common stock on the Nasdaq Stock Market on the date of the annual meeting for which the compensation is payable.

          (b) No fractional shares shall be issued under this Plan. The shares issuable hereunder shall be rounded to the nearest whole share.

     4. Meeting Fees. Each non-employee director of the Company shall receive additional compensation of $1,500 per Board Meeting, $750 per Audit Committee Meeting, and $500 per Compensation Committee Meeting. All other committee meetings and so called "short meetings" of the full board (generally a telephonic call under one hour) shall be compensated at $500 per meeting. Payment of the fees will be made within 30 days of each meeting and the Chairman of the Board will so designate and notate the nature of each full board meeting (regular or short) at the start of each meeting for clarification.

     5. Board Chairman Fee. The Chairman of the Board shall be receive additional compensation of $10,000 per annum. Payment will be made on a quarterly basis.

     6. Committee Chair Fee. The Chairperson of each committee shall receive additional compensation of $2,500 per annum. Payment of the fees will be made on a quarterly basis.

     7. Per Diem Fees. Each non-employee director shall be paid a fee of $1000 per diem for any project work outside of the Normal Board Duties that the director is requested to perform by the Board. An example of such work would include screening candidates for the CEO position, or doing research on a subject selected by the Board of Directors. Written

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invoices and requests for payment are to be forwarded to the Chairman of The
Board for approval and subsequent submission to the VP of Finance before payment is made.

     8. Out of Pocket Expenses. Each non-employee director will be reimbursed for necessary travel, lodging and other expenses incurred in attending meetings. Reimbursement will be made upon proper submittal.

     9. Stock Option Grants. Each non-employee director of the Company shall receive an annual option grant of 5,000 shares of common stock made under the Non-Employee Directors Stock Option Plan. The grant is to have an exercise price at the market value as of the close of business on the date of the annual meeting and is fully vested and exercisable as of that date.

     10. Amendment and Termination. This plan may be amended or terminated at any time by resolution of the board of directors.

Note: Attached is a summary chart of the fee schedule.


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                             PYRAMID BREWERIES, INC.
      BOARD OF DIRECTORS FEE SCHEDULE SUMMARY (NON-EMPLOYEE DIRECTORS ONLY)

BOARD POSITION                                SERVICE                 FEE AND BASIS                      WHEN PAYABLE
--------------                                -------                 -------------                      ------------
Board Director (incl. Chair)          Board Service -- annual  $10,000 per annum           Upon Annual Shareholder Meeting for the
                                                                                           ensuing year of service (1)(2)
Board Director (incl. Chair)          Board Service -- annual  5,000 Stock Option Grants   Upon each Annual Shareholder Meeting
Board Chairman                        Board Service - annual   $10,000 per annum           Quarterly calendar basis (1)
Board Director (incl. Chair)          Board meeting            $1,500 per meeting -        Within 30 days of meeting
                                                               standard
                                                               $500 per meeting - "short"
Board Director (incl. Chair)          Board "quick" meeting    $500 per quick meeting      Within 30 days of meeting
Audit Committee Member (incl. Chair)  Committee meeting        $750 per meeting            Within 30 days of meeting
Audit Committee Chairman              Comm. Service -- annual  $2,500 per annum            Quarterly calendar basis (1)
Comp. Committee Member (incl. Chair)  Committee meeting        $500 per meeting            Within 30 days of meeting
Comp. Committee Chairman              Comm. Service -- annual  $2,500 per annum            Quarterly calendar basis (1)
Other Committee Member (incl. Chair)  Committee meeting        $500 per meeting            Within 30 days of meeting
Other Committee Chairman              Comm. Service -- annual  $2,500 per annum            Quarterly calendar basis (1)
Board Director                        Per diem special work    $1,000 per day              Within 30 days of billing

NOTES:

(1) At the time of each director's first payment (after appointment date) for annual or quarterly based payments, a pro rata payment will also be will be made for any prior stub period between date of appointment and the first annual/quarterly payment date.

(2) Payable in stock or cash at director's election, subject to blackout and other restrictions.

(3) All other director payment details (e.g. out of pocket expenses, option pricing) given in Directors Compensation Plan document.


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